Exhibit 21



                           Subsidiaries of the Company


                                                              Jurisdiction of
Subsidiaries                             Percentage Owned      Incorporation
------------                             ----------------     ---------------

Sun National Bank                              100%           United States

Med-Vine, Inc.(1)                              100%           Delaware

Sun Capital Trust II                           100%           Delaware

Sun Capital Trust III                          100%           Delaware

Sun Capital Trust IV                           100%           Delaware

Sun Financial Services, L.L.C.(1)              100%           New Jersey

2020 Properties, L.L.C.(1)                     100%           New Jersey


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(1)  Wholly-owned subsidiary of Sun National Bank.